Exhibit 99.2

Q2-2004 Earnings Conference Call Transcript

July 22, 2004

1:30 pm Pacific Time

Operator:	Good afternoon. My name is Patrice and I will be your conference facilitator. At this time I would like to welcome everyone to Autobytel’s Second Quarter 2004 Financial Results conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press Star then the number 2 on your telephone keypad. Thank you.

Hoshi Printer:	Mr. Printer, you may begin your conference.

Thank you Patrice. Good afternoon and thank you for joining us to discuss Autobytel’s earnings for the second quarter of fiscal year 2004. With me is Jeffrey Schwartz, President and CEO of Autobytel. We will begin with highlights of the quarter and a review of the financials. Jeffrey will discuss the business and then we will open up the call for questions.

Today’s conference call including the question and answer period, projections, or other forward-looking statements regarding future events and the future financial performance of the company, are covered by the Safe Harbor statement contained in today’s press release.

We would like to caution you that actual events or results may differ materially from those forward-looking statements. We refer you to documents the company has filed with the SEC, specifically the Form 10-K for the year ended December 31, 2003. These documents identify the principal factors that could cause results to differ materially from those forward-looking statements.

With that, I’d like to turn the call over to Jeffrey. Jeffrey?

Jeffrey Schwartz:	Thank you Hoshi and welcome to Autobytel’s Second Quarter conference call. I am pleased to report continued progress in the financial performance of the company. Today we report Q2 revenue of $31.5 million and net income of $1.3 million or 3 cents per share.

The balance sheet remains strong with over $54 million on cash - of cash on hand and no debt including $8 million attributable to Autobytel Europe. We generated $2.6 million of cash during the quarter.

Before I turn it over to Hoshi to review the financials, I’d like to highlight a few of our accomplishments for the quarter. As you already know, we completed the acquisition of Stoneage Corporation and iDrive in April.

We are very pleased with these transactions as they represent important strategic assets in two areas we have focused on for investment – our core lead generation business and the rapidly growing and promising area of automotive CRM. These deals add scale, leverage, and product breadth to our business.

These acquisitions were important contributors to this quarter’s revenue which was the highest reported in the company’s history and a 45% increase year over year. We certainly have a growth engine in acquisitions.

We are also pleased with the progress of the underlying business. During the quarter organic revenue per purchase request increased, lead acquisition costs declined, and we saw a pick up in gross profit per request. We added dealers in every area of our business including our core lead generation area which marks the fourth consecutive quarter of net additions. We are very pleased with these trends and believe that they are sustainable in the second half of the year.

A high point in the quarter was the progress we made in the area of dealer closing ratio. For those of you who have been following it, the dealer closing ratio has been in the 17% range for the past year. In the second quarter, this rate increased to 18.5%.

During the quarter, around 40% of consumers who submitted requests through Autobytel purchased a vehicle which means that our highly targeted marketing efforts remained effective. This progress reinforces our confidence that we will be able to sustain an upward bias on pricing in the second half of the year and reinforces our market share objectives. We continue to believe that 9% of all new car buyers in 2004 will submit a purchase request through Autobytel.

On the expense side, the second quarter was somewhat unusual. During the quarter we incurred $1 million of integration related expenses, $300,000 in transaction costs, and about

$600,000 in expenses related to 404 attestation compliance for Sarbanes Oxley. Additionally we incurred $400,000 in acquisition related non-cash intangible amortization.

The sum of these items impacted earnings for the quarter by several cents. We believe a good portion of these expenditures will be reduced in the second half of the year which should provide a better picture of the company’s operating leverage and earnings potential.

On that note, from a financial reporting perspective we will begin to guide investors towards the use of EBITDA for the foreseeable future. Revenue guidance for the year remains between $120 million and $125 million. EBITDA guidance for the year is in the $15 million range or 33 cents per share which equates to GAAP net income of $11 million or 25 cents per share.

These amounts include approximately $2 million of integration related costs. Excluding these costs, EBITDA would be closer to $17 million for the year.

I will now turn it over to Hoshi to review the financials. Hoshi?

Hoshi Printer:	Thank you Jeffrey. Let me review the financial highlights of the quarter. We booked record quarterly revenue of $31.5 million, a sequential increase of $6.8 million or 27% and an increase of $9.8 million or 45% year over year.

Revenue for the second quarter includes revenue from the two acquisitions completed in April 2004 — iDrive and Stoneage. Per our prior guidance for Q2, we delivered $1.3 million in GAAP net income or 3 cents per share versus 5 cents per share in Q1.

There are three primary reasons for the sequential decline in net income. First we incurred $1 million of integration related expenses during the quarter. These include transition salaries, severance, stay bonuses and travel. Second, we incurred $400,000 in amortization of intangibles. And third, we incurred about $300,000 for an abandoned transaction.

On a going forward basis the company will be using EBITDA as a supplement to financial statements which are presented in accordance with GAAP.

Given the company’s current business strategy, we believe that EBITDA will assist investors in their understanding of Autobytel’s operations, cash generation, and resources available for strategic opportunities, including acquisitions and reinvestment in the business.

For the second quarter EBITDA increased 31% year over year to $2.2 million or 5 cents per share. This amount includes the $1.3 million of integration and transaction costs but excludes the $400,000 in amortization of intangibles.

Cash continues to be a high point for our business. We generated $2.6 million of domestic cash during the quarter, excluding the $20.6 million used during the quarter for acquisitions. The company’s cash balance at the end of Q2 was $54.5 million of which amount $46.2 million was for domestic operations including long term marketable securities of $15 million.

I would like to make one overall comment as we walk through the revenue and expenses. The two acquisitions in Q2 are very compatible with the existing operations and are already being tightly integrated. So where possible, we will provide you with organic and non-organic data. However as we move forward and the businesses become indistinguishable, the separation will be eliminated.

The first revenue category of lead fees represents fees that are paid by retail dealers and OEMs for the delivery of new and used car leads from Autobytel. Beginning this quarter in this category of lead fees, we now include finance leads that are sent to dealers and major financial institutions.

Lead fee revenue increased by 27% from $16.8 million in Q1 to $21.5 million in Q2, including car.com. Lead volume increased 45% sequentially from 860,000 in Q1 to 1.2 million in Q2. About 35% of those leads in Q2 were from car.com, including the finance leads. Total leads to organic member dealers increased from 580,000 in Q1 to 594,000 in Q2 — a 3% sequential increase.

Enterprise leads declined from 280,000 to 230,000 during the quarter. The decline in enterprise leads was a result of one of our OEM customers slowing down its marketing initiatives during the quarter. However, we recently added two new OEMs and expect to increase enterprise leads in the third quarter.

Revenue per purchase request on an organic basis increased from $19.59 in Q1 to $19.73 in Q2. This increase was driven by improved modulation of the purchase requests sent to our fixed fee dealers. And we made this improvement in spite of a sequential increase in revenue reserves.

The average revenue per purchase request in Q2 for retail and OEM combined and including car.com was $18.10. Going forward we will be reporting to you the composite metric. We expect to see this number gradually increase through the balance of the year.

The composite customer acquisition costs declined 14% sequentially from $8.75 in Q1 to $7.55 in Q2 — about half of it driven by the lower acquisition costs for car.com traffic. We are pleased with the progress that we have made in this area of the business.

During the quarter the percentage of multi-choice leads submitted by consumers increased from 6% to 8% of all organic leads. We added about 1,400 dealer relationships to the core business in the second quarter of which 1,300 came from the Stoneage acquisition. Used vehicle lead fees grew 5% from Q1 to Q2 and the current inventory is at a record level of about 340,000.

The second revenue category is advertising and that revenue increased 10% sequentially from $3.1 million in Q1 to $3.4 million in Q2. Ad page views at 81 million were about the same as in Q1 but the CPM increased from about $38 to $40.

CRM revenue increased 53% sequentially from $3.5 million in Q1 to $5.3 million in Q2, including the acquisition of iDrive. RPM ended the quarter with 680 dealers, 180 of which were added through the acquisition. As we indicated to you at the time of the iDrive acquisition, the iDrive monthly dealer fees are twice that of RPM dealers of about $1,075. We anticipate that this will result in higher composite fees going forward.

The last category of data, applications and other, represents 4% of the revenue and that category declined 3% sequentially to $1.3 million.

Let me now move to expenses. During the second quarter while revenue increased $6.8 million, expenses increased by $7.6 million. This negative leverage was driven principally by four items totaling $2.3 million. A million dollars related to integration costs. We estimate to spend another $1 million in the second half so that the quarterly rate of spending will decline in the balance of the year.

Four hundred thousand dollars for amortization of intangibles. This will be at a half million dollar run rate for the next six quarters and then start to decline. Six hundred thousand dollars for 404 attestation in compliance with Sox. We estimate spending to continue at this rate for the balance of 2004 and then taper off in 2005.

Three hundred thousand dollars for another potential transaction that I referenced earlier. Additionally, going forward we will capture the full benefit of about $300,000 per quarter as the result of a 40% reduction in headcount from the acquired companies.

Moving to DSO. As a result of the acquisitions, DSO increased from 39 days to 48 days. We expect that DSO will decline to about 45 days in the next two quarters.

At this stage let me recap the significant points of the acquisitions that affected Q2 results. We used $20.3 million to pay for the acquired companies. An additional $1.4 million was for related legal, accounting, and other fees. The P&L and cash impact of another potential transaction was about $300,000. Integration costs for Q2 were about $1 million out of an estimated $2 million for the full year 2004.

We reduced headcount from the acquired companies by 42%. We acquired fixed assets of $900,000 and the associated depreciation in Q2 was $51,000. Intangible assets increased by $5.3 million and amortization of those intangible assets amounted to about $400,000 in Q2 and will be about $1-1/2 million for the full year 2004. And finally, the goodwill related to the acquisitions amounted to $52.6 million.

Let me conclude my comments with guidance. We are reiterating our previously stated financial guidance for the balance of 2004 and fiscal year 2005. For 2004 we anticipate revenues of between $120 million and $125 million, GAAP net income of around $11 million or 25 cents per diluted share, and EBITDA of approximately $15 million or 33 cents per diluted share.

We expect to spend approximately $2 million in integration costs for the acquired businesses of which $1 million was spent in Q2. The taxes for 2004 are expected to be minimal, probably less than $300,000.

For 2005, we maintain our guidance as follows — revenues of $150 million to $160 million, profit before taxes of $25 million, tax rate of between 22% and 25% pending further analysis of our NOLs, and EBITDA of approximately $30 million or 65 cents per share.

This concludes my comments. Jeffrey will now provide the business update. Jeffrey?

Jeffrey Schwartz:	Thank you Hoshi. We are pleased with our accomplishments during the quarter. We completed two acquisitions, grew the business 45%, saw improvements in pricing and margin, and finished the quarter with dealer closing ratios at an all-time high. We are adding dealers and seeing increased OEM adoption of our marketing programs and software systems. And we remain on track to achieve our financial objectives for the year.

This quarter represents a continuation of what we’ve been working on for several years. In terms of strategy, our objective has been to gain market share in our core business and invest in our fast-growing CRM segment. In terms of execution, our objective has been to steadily move our key operating metrics forward step by step. This is what we have consistently told investors we were going to do and it is what we are indeed doing.

Progress is never perfectly linear but the direction is unmistakable. We are growing the business, setting the stage for increased earnings, and positioning Autobytel to leverage the substantial market opportunity ahead of us. On strategy, let me recap the rationale behind each of the two acquisitions completed during the quarter.

The acquisition of Stoneage Corporation and its car.com brand is consistent with our belief and industry projections that the Internet will continue to evolve as the dominant influence in the consumer shopping and buying experience. This acquisition brings about 1,300 new dealer relationships, increases our projected number of purchase requests in 2004 from 3.5 million to 4.5 million, and moves our market share from an estimated 7% to 9% of new car sales this year.

Market share is a key business objective of Autobytel today for the simple reason that as we represent an increasing share of our customers’ total sales, we experience lower churn and increasing price flexibility. Remember our pricing umbrella. It cost a dealer about $150 to sell a car using Autobytel last quarter versus over $500 using traditional media. We expect Autobytel to benefit from the narrowing of this arbitrage.

In addition, car.com brings a growing business in the area of specialty finance. We are new to this business but believe there is substantial promise in this area. In the coming quarters we will bring the full leverage of Autobytel to bear in this opportunity including increased customer distribution and access to the Autobytel sales channel.

On the integration side, we have already made considerable progress. We have fully integrated all of the finance and accounting systems and completed our work in integrating sales and dealer operations including all customer support functions.

We are making progress in the underlying IT systems and anticipate that they will be fully integrated by the end of the year. We expect that when the IT integration work is completed additional revenue and cost synergy will be realized.

By accelerating the integration work, we have not increased expenses for the full year, only advanced them into the second quarter. Let me say that once again for emphasis. Total integration costs have not increased from our previous estimates of $2 million.

Let me give you a concrete example of how accelerating the integration work has allowed us to move more quickly to capture the synergy and financial benefit of this transaction. While the overall car.com ASP is currently around $18, since the acquisition we’ve added a good number of dealers at an average ASP of $23. We are pleased with these early results.

The acquisition of iDrive is consistent with our belief that dealers will increasingly turn to CRM marketing tools and services to enhance their customer loyalty and retention marketing initiatives.

As I have noted in the past, the service business at the dealership represents about 12% of revenue but 48% of operating profit. We recognized this opportunity several years ago when we set out to build RPM which has proven to be the fastest growing area of Autobytel.

The iDrive acquisition further enhances our competitive market position and should accelerate profitability in this area of the business. We have already seen the strength behind the acquisition. We recently signed contracts with both Hyundai and Mitsubishi and have doubled our monthly sales rate since the acquisition.

On the integration side of iDrive, we are making progress bringing the RPM and iDrive platforms together. We told you that it would take a few quarters of work and we still see this as being realistic. We continue to support two products in the marketplace and will effectively merge operations once we have a unified platform.

Upon completion, we will have aggressively positioned ourselves as a leading provider of CRM solutions for the automotive industry. Fred Van der Neut, the founder and CEO of iDrive, is leading this area with great enthusiasm and confidence and we’re very pleased that he has joined our team.

So our strategy is sound and our execution has been quite good. We are pleased that a good portion of the integration has been completed and that we are beginning to rapidly accrue the financial benefits of these transactions. As Hoshi noted, we’ve already reduced headcount of the acquired companies by more than 40%.

In terms of the underlying business, as Hoshi noted, most of the key operating metrics are moving in the right direction. Let me highlight a few of those for emphasis.

In the core business, organic revenue per purchase request is up and lead acquisition costs are down. In fact acquisition costs are down 14% from Q4 ’03 levels which indicates that we are making progress and generating an increasing amount of organic traffic.

On that note, during the quarter 38% of our page views came from our organic marketing effort, including search, versus 33% in the first quarter of the year. Year over year, this percentage has more than doubled from around 17%. We added over 1,400 retail dealer accounts during the quarter including the acquisitions of iDrive and Stoneage. This is our fourth consecutive quarter of net dealer additions in our core business.

Churn remains stable and closed rates reached an all-time high of 18-1/2%. We increased the number of purchase requests going to retail member dealers during the quarter which is great for our margin and delivered over 1.2 million purchase requests, a record for Autobytel.

Unplaced requests were at an all-time low for the company reflective of increased dealer coverage. We remain on track to deliver 4-1/2 million purchase requests in ’04 which is a 45% increase year over year.

Advertising increased by 10% sequentially and CPMs came in at $40, reversing a trend from the previous quarter. Given what we have seen thus far of the ’05 advertising up front, we believe that CPMs will be sustained at their high levels moving into next year.

The overall sales and business environment remains strong for Autobytel as well. While automotive sales were strong in May, they tailed off in June by about 13% from a sales rate of 17.8 million units to 15.4 million units. However, the Autobytel business was not similarly affected. During that same time period Autobytel increased the number of leads sent to member dealers excluding the acquisitions.

This indicates that dealers have an increasing appetite for Internet generated sales — a point driven home recently by one of our customers, Auto Nation, which announced that 25% of their new car sales and 17% of their used car sales are derived from the Internet today. They are a best in class performer, that is for sure, but I believe this is where the overall industry is headed.

So we remain confident that we can execute our business plan in this environment given the growing adoption of the automotive Internet and Autobytel’s increasing market share. Remember, at current estimates of 16.8 million units for the year, this should be the fourth best sales year in the history of the automotive industry. And given current inventory levels, there should be negligible impact from increasing interest rates.

In closing, our strategy is on track and we are continuing to execute. We have work to do in the second half of the year but we believe that this was an important set up quarter for delivering the future financial results that we have discussed.

Given the unique nature of the quarter from an expense perspective, we believe that investors will see increasing leverage in the business as we move throughout the year. Guidance remains on track. We are focused, energized, and fully committed.

With that I will open the call up to questions. Operator?

Operator:	At this time I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad.

Your first question comes from Christa Sober with Thomas Weisel Partners.

Christa Sober:	Hi, a couple of questions. First I guess could you - I guess just some housekeeping items. Was the use - could you give us I guess the used car percentage and then the retail only price per lead?

And then I guess the longer term question I guess, first of all the 18-1/2%, did that include Stoneage? And if so, you know, is that what helped you start to gain in terms of pricing with the new dealers that you were signing up there? Thanks.

Jeffrey Schwartz:	I’ll take the latter two questions and give Hoshi the pricing questions Christa. The close rate of 18-1/2% did not include Stoneage, it’s an organic measurement. You know, it’s pretty consistent. We’ve had the close rate around 17% for the last year or so, so for us to take it up over 18% we’re quite pleased about that.

That has to do with marketing mix and a number of things we’re doing, the Autobytel interactive marketing program which is allowing the dealers to brand on the web site and a number of tools in the field, things like that. So it does not include the Stoneage leads.

The Stoneage leads closed at a rate that’s probably, you know, 14%, 15%. The key for us in moving that close rate up is going to be getting the IT platforms blended which we think we can do this quarter, beginning of next quarter. Once we do that then we can leverage the yield management system and the quality verification system of Autobytel. And then that will help us begin to drive the car.com ASP up.

The new deals coming on are coming on around $23, the current ASP is about $18 on car.com. And, you know, of course all of our field sales support, those folks are out there visiting those dealers as well. So Hoshi can answer the pricing questions.

Hoshi Printer:	In terms of the percentage of leads coming through our site, approximately about 13% to 14% of our revenues come from used today and the leads are almost in the same fashion, the lead volume. In terms of the revenue per lead, we are getting approximately the same revenue per lead in Q2, say $20 to $23 per lead. On the cost side, the cost side is a little bit lower than the normal lead. So those are the economics on the used leads.

Christa Sober:	I was actually asking the cost on just general retail leads if you have that, excluding the OEMs.

Hoshi Printer:	Excluding the OEMs, first of all on the cost side the difference between the OEM leads and the retail leads is relatively minor. The cost went from $8.75 in Q2 …

Christa Sober:	I was just asking for the revenue, sorry, not the cost per lead — the revenue per lead for just the retail. Sorry.

Hoshi Printer:	The retail remained about the same at about $23 from Q1 to Q2. That does not change that much. It went down a little bit but not substantially.

Christa Sober:	Okay, and just philosophically, I mean, if Stoneage is, you know, closing only at about 14% to 15%, how, I mean, are you guys - how are you I guess able to just start closing those dealers at $23?

Jeffrey Schwartz:	Yeah, in part it’s driven by the support in the field. You know, we think that adds some value. And we’ve already begun working on that close rate Christa, so we’ve been able to re-jigger their marketing mix coming to the site and so we think that’s going to have some nice impact. As I said, the real benefit will come when we fully have the blended platform and technology.

Part of it also frankly is just market share. You know, as we gain market share we have more pricing flexibility.

Christa Sober:	Great, that’s very helpful. Thank you.

Jeffrey Schwartz:	Thanks Christa.

Operator:	Your next question comes from Mark Argento with ThinkEquity Partners.

Mark Argento:	Good afternoon. A couple of quick questions. I know in Q1 you guys had talked a little bit on the call about test marketing, basically selling a lead to multiple dealers allowing the consumer the choice of how many dealers their lead gets sent to. I just wanted to know, I think you said last quarter it was about 6%, what that percentage was this quarter.

And also I noticed the allowance for doubtful accounts came down again sequentially, down to about $850,000 and I just was wondering where you expect that number to go in the coming quarters. Thanks.

Hoshi Printer:	Hey Mark, this is Hoshi. Mark, the two questions that you asked, the first one was what you call multi-choice leads. And as I mentioned in my comments, that went up from 6% of total leads to 8%. So this is what the consumers have elected to do. They went from 6% - it went from 6% to 8%.

On your second question about the allowance of bad debts and reserves, let me just talk about overall. We are not… Going forward, as you know, we do this analysis on a quarterly basis. And going forward I do not think that balance is going to change that much. It may go up and down a little bit but not that much either on the revenue reserve side or on the bad debt reserve side. Because I think including car.com now we are where we think we should be.

Mark Argento:	And then - okay, going back to the leads. What was the actual number of multi-choice leads, the actual unit number if you have that handy?

Hoshi Printer:	I do not have that handy but it’s 8% of the total volume that we sent out.

Mark Argento:	So 8% of the 1.2?

Hoshi Printer:	Eight percent of approximately - no, 8% of 800,000. This is excluding car.com.

Mark Argento:	Just to get a little bit more clarity on the leads where they were coming from in the quarter, I know I think earlier in your comments you had talked that dealer leads are 594,000. Is that correct?

Hoshi Printer:	Yes.

Mark Argento:	And then enterprise is 230,000?

Hoshi Printer:	Yeah.

Mark Argento:	Okay, so you add that up, that’s 824,000.

Hoshi Printer:	Yes.

Mark Argento:	And was that just organic? Is that pre-car.com?

Hoshi Printer:	That is organic and then you add another 280 plus 140, that will take you up to, you know, 1.2 million, 1.3 million.

Mark Argento:	And 140 is the finance leads?

Hoshi Printer:	Correct.

Mark Argento:	And one final question. What’s the average revenue per finance lead?

Hoshi Printer:	That’s on the - that’s much lower than what we are, you know, what we get on the car lead. It’s running about maybe $10 to $11 a lead.

Mark Argento:	And the - I know you guys are new to the business, but do you anticipate, you know, that going up, going down, or staying fairly consistent?

Hoshi Printer:	My sense is that - first of all let me acknowledge that you are correct in saying we are new to the business. But my sense is that should go up as we gain more traction and more experience with that one because our dealer coverage is higher and I think we can bring a little bit more financial and headcount muscle to that business.

Mark Argento:	Great. Thanks for your time.

Hoshi Printer:	Okay, thanks Mark.

Operator:	Your next question comes from Richard Fetyko with Merriman.

Richard Fetyko:	Thanks guys, good quarter. Just wondering if you, now that you’ve been integrating these two businesses for a couple of months, anything that surprised you or disappointed you? And what kind of sales synergies do you have built into your guidance?

Jeffrey Schwartz:	I’m sorry, what was the last question Richard? What kind of what do we have?

Richard Fetyko:	What type of sales synergies do you have built into your guidance?

Jeffrey Schwartz:	Yeah, the thing that’s most surprising to me frankly is the amount of leverage in a transaction of this nature and the ability for us to go in and integrate — how quickly really we can go in and integrate finance, accounting, and sales literally in, you know, within 60 days we can get that done and get that account out.

So that’s the thing that’s been I think most encouraging to me and gives me some degree of confidence both about doing another acquisition of this nature and our frankly our ability to execute in this area.

And in terms of synergies that we’ve built in, you know, the guidance we’ve given Richard includes all the synergies so there wouldn’t be anything more that we would offer.

Richard Fetyko:	Okay thanks. And on the CRM side, it looks like you did a little bit better than I anticipated. You’re ramping up pretty quickly. Obviously the acquisition of iDrive online helped. But can you just sort of give us an overview of the competitive landscape there? Are you taking market share and from whom? Is Teletech on the losing end of this?

Jeffrey Schwartz:	Yeah, you know, what I would tell you is that in both product groups, the web control and the RPM product group, we’re absolutely, you know, on fire I would say. In terms of web control we had a lot of success during the quarter signing up Mitsubishi dealers. I think we’ve got 450 Mitsubishi dealers on the program now, this in pretty short order. So we’re very, very encouraged about our execution and the market opportunity there.

You’ll see us build in some additional showroom functionality into that product which we’ll be launching in the second half of the year and we think it will keep that product very competitive.

But on the RPM side, obviously the acquisition added a lot and what I would tell you Richard is in the last couple of months since we’ve done the acquisition we’ve literally seen our sales rate double in terms of, you know, the number of dealers we think we can go out and add. So we had a very encouraging sales month last month. This month looks to be a very encouraging sales month.

I think that we are taking market share from a number of competitors out there. I also think that the market is growing Richard. I think that, you know, dealers like everybody else are increasingly realizing that the Internet and technology can be a productivity tool.

So, you know, case in point one of the aforementioned OEMs that we had mentioned that we had signed up during the quarter, we discussed some initial responses back and they’re running a 25:1 ROI. So for every dollar they’re spending on the program they’re generating $25 in customer pay service revenue which is obviously the highest margin revenue for them.

Richard Fetyko:	And then last question if I may, could you talk about the one OEM that you said that sort of scaled back on their marketing initiatives I suppose and scaled back on purchasing leads? Could you just elaborate as to why would the OEM do that and is it temporary? I think that in these times when their inventory is piling up they would be more aggressive perhaps.

Jeffrey Schwartz:	Yeah, you would think so. And we continue to see the majority of our OEM accounts trying to drive more and more volume. But it’s, you know, obviously a very idiosyncratic market and some, you know, some manufacturers are directing their resources on the Internet in varying degrees Richard.

So what I would tell you is that with that particular OEM we still have a very deep relationship, a very strategic relationship, and it’s their prerogative to flex their marketing spend up and down on the Internet and, you know, we’re here to help them when they want to spend a lot of money.

But what I don’t want you to come away with is this is indicative of some larger trend. I would tell you that we added two new OEMs to our enterprise marketing platform during the quarter and we saw a deepening of our relationship in two or three more. If anything we see really a nice up tick in the adoption, the OEM adoption right now of our marketing programs.

Operator:	Your next question comes from Mark May.

Mark May:	Hi Jeffrey, Hi Hoshi.

Hoshi Printer:	Hi Mark.

Jeffrey Schwartz:	Hi Mark, how are you?

Mark May:	Good. I have a handful of questions so just cut me off. The first one has to do with the ’05 guidance which I think just from a stock perspective is probably the most important thing to get our hands around. And it looks like your guidance implies around 50% incremental EBITDA margins in ’05. I just want to get a feel for, you know, why that’s a reasonable assumption.

And then another question, I know you guys have experimented a little bit with TV advertising in a handful of markets and I’m wondering if you view those experiments as successful and if you plan on maybe launching a wider effort, you know, maybe this quarter.

And I think Jeffrey, in one of your answers to a question earlier you sort of alluded to, you know, the integration process with these last two most recent deals has given you comfort that, you know, you could also grow the company through further acquisitions. And in fact are you contemplating more Stoneage-like, you know, market share like deals going forward?

Jeffrey Schwartz:	Okay, thanks Mark. I’ll take the latter two and defer the first question to Hoshi.

On television advertising, we did do some substantial advertising in the quarter. We were in a number of markets which was new and creative. It certainly moved the needle Mark, in terms of pre and post-awareness of the brand, page views and purchase requests.

It still does not remain our most cost-efficient way to drive traffic and revenue and profit in the business but it, you know, we know that we can do it and that we can, you know, move the needle in a particular market. So that’s encouraging. And what I would tell you is that it’s still most efficient for us to drive the business through the, you know, the money that we spend online.

And after all, that in essence is our value proposition right? The value proposition is based on the fact that increasingly consumers will turn to the Internet to research and transact for cars. So it’s somewhat intuitive that we would be more efficient online than offline. That’s point one.

So what I would tell you, you know, headline is we would not tell you that we wouldn’t do it or continue to do it, but we would do it in moderation with discretion knowing that it’s not going to be that efficient.

Second point on acquisitions, yeah we have had some great success on the integration and as I’ve told you in the past, we will not miss an opportunity to invest in the business and do accretive transactions of this nature. And, you know, we continually look at opportunity and assess the marketplace. So that’s what I would tell you there.

I’ll turn it over to Hoshi to discuss ’05 guidance.

Hoshi Printer:	Hi Mark, this is Hoshi. Mark, you are correct in saying that EBITDA at least from a guidance standpoint is doubling but not the margins. I forget, the margin was probably growing from maybe 12% to 18%, 20% or so. And why is EBITDA doubling? So let me summarize what I said on the call as to how we are growing - going to grow in the second half. And some of those things will continue into 2005.

So first on the revenue side, we see the lead volumes growing both organically and especially with the acquisition of car.com. That’s number one. Number two, we also see pricing initiatives that we could launch in the second half that would help us substantially on the revenue side. That would also help on the margin side obviously.

Then the integration costs that are in 2004 will not continue in 2005, the $2 million of integration costs. The amortization obviously would continue. CRM, you saw the growth in Q2 versus Q1 so that growth will continue.

The Sox expenses that we talked about which were almost $2 million in 2004 unfortunately, both externally and internally that is. That will continue but not at - certainly not at that level. We are talking about a more modest maintenance cost on 404.

And so with all of these things happening, the CRM revenue growing and the core business growing from a revenue standpoint and expenses coming down from 2005, that is how we think we can double EBITDA on an absolute basis and increase the margin from about 12% to maybe 18%, 20%.

Mark May:	Okay.

Hoshi Printer:	Does that help you Mark?

Mark May:	Yes, that’s very helpful. And if I could just ask a follow-up because the close rate improvement is obviously important. And I just - I’m trying to figure it out because, you know, given the churn that you’ve had in your dealer base over the last, you know, year or two and a lot of it obviously just natural churn but churn nonetheless so you have, you know, new clients using the leads. And then you’re increasing your multi-choice leads.

You know, what would you contribute the increase in close rate? Because it seems like those two fairly major factors would hold the close rate down or steady or something.

Jeffrey Schwartz:	Yeah, what I would tell you is that it’s continually tuning the QVS, the quality verification and the yield management system. That piece of middleware gets better every day. We learn more and more about the business. It’s kind of why I love this business because it’s a business you can learn more about each day. That’s point one.

Point two is that we’re doing a number of things on the web site that we think are improving close rates. We call it AIM, the Autobytel Interactive Marketing Program.

We’re giving dealers an opportunity to brand themselves, put custom messaging on the web site for the consumers, put an 800 number that would call track back into their CRM system, and also a link to customer commentary, our gold medal dealer program — all these things that help the dealer on the web site.

And then back out in dealerships, we are really pushing our performance coaching and selling training like we have not sold in the past. That’s really picking up. So training is never going to be a, you know, multi-million dollar business here but it will be a business that helps us improve close rates which will help us improve retention which will help us improve pricing.

So, you know, we told you last quarter that we’ve spent a lot of time training our sales associates out in the field, all the performance coaching modules. I think that’s having an impact.

And I also think, you know, at some level Mark there’s also some secular trends at play here, right, which is, you know, people are a little bit more sophisticated online, are used to transacting this way, it’s not as foreign to them. And so I think there’s going to be a natural upward bias to the close rates over the next couple of years.

Mark May:	Okay, and I’m not asking you to announce anything but I’ve heard that you may have struck a new partnership with a contextual search company and just - I wonder if you could talk a little bit about, you know, the ad revenues started to improve in the quarter.

And I’m wondering are there other things that you’re doing such as, you know, contextual search listings and the like that - and other things beyond that maybe we could really start to see that revenue line, you know, move in the second half of the year?

Jeffrey Schwartz:	Yeah, without making - without making reference to your comment I would tell you that there are opportunities for us to do some search related activity on the site that would potentially help us grow the advertising line. We’re looking at those and exploring a lot of different partnerships. And what I would tell you is that, you know, at the appropriate time we would make an announcement and then start to guide you as to what to expect there.

Mark May:	Could they be meaningful revenue sources?

Jeffrey Schwartz:	Yeah, they could be Mark. Yeah, they could be Mark. I mean, you know, we think there’s some meaningful opportunity there for us that we’re exploring and making sure we, you know, we do the right deal.

Mark May:	Okay, thanks a lot.

Jeffrey Schwartz:	But the - such a partnership would not be included in this quarter’s results.

Mark May:	You mean not in the guidance?

Jeffrey Schwartz:	No, no.

Mark May:	Okay.

Operator:	Your next question comes from Nancy Rink with B. Riley & Company.

Nancy Rink:	Hello. I’m interested in learning about with Ebay Motors’ inventory growing, how would you characterize the differences for dealers to direct their inventory to them as opposed to you?

Jeffrey Schwartz:	Very different — it’s a very different product and approach Nancy. We have about 350,000 cars on the site. Typically those are, you know, 95% of those cars come from franchise dealers. They are typically full retail meaning dealers would list, you know, their inventory with us, you know, for the first 45 days. After 45 days typically you have a depreciating asset and a dealer might be interested in sending that car to auction.

My understanding of what’s happening, a good portion of what’s happening on Ebay Motors as regards to the franchise dealers is that they’re using it as a - what they call a hotel, in the hotel space right before they send it to the wholesale automotive auctions. So it’s sort of a different segment in the market and, you know, we just - we don’t see them, I mean, we don’t see them in the marketplace that much.

Hoshi Printer:	Nancy, the model is completely different, right? Theirs is an auction model, ours is an inventory driven model, and our model on the used side is very similar to the new car side. In other words they post the inventory and then the consumer place on it, we generate their purchase request and send it to the dealer. So the model is a lot different.

Nancy Rink:	Okay. On the RPM front, how do you feel you’re competing against alternatives such as Newgen Results?

Jeffrey Schwartz:	We believe that we compete quite favorably against Newgen and the other folks in the industry. So we’re - as regards to market share we believe that we’re a net gainer of market share. But, you know, I’m respectful of Newgen. They built a terrific business in this space and have done a good job.

Nancy Rink:	How many RPM dealers have - did you have at the beginning of the quarter and how many at the end?

Hoshi Printer:	We currently have about 650 dealers and we are adding maybe 40 to 50 dealers a month is what we are adding.

Nancy Rink:	Okay, and regarding churn. What were your adds and what were your drops during the quarter?

Hoshi Printer:	The churn happens to be as we mentioned about - it’s been stable between 7% and 8% in Q2, so that’s what they - and as we mentioned to you we went from about 5,400, 5,500 dealers to 6,650 dealers. So that was the net adds.

Nancy Rink:	Okay, and what was your wholesale cost per lead delivered this quarter?

Hoshi Printer:	Wholesale - the cost per lead in response to Christa’s question, I mentioned to you that the cost per lead really does not vary that much whether it’s wholesale or retail. Wholesale we are now getting a little bit better pricing, I mean, better cost than we do on retail because of negotiations with our affiliates.

But I mentioned to you the composite number. We have not broken out that number between retail and wholesale. But the composite number went down from $8.75 in Q1 to $7.55 in Q2.

Nancy Rink:	Okay.

Jeffrey Schwartz:	And I just want to put an exclamation point there. We’re making tremendous progress in this area of driving down our customer acquisition costs. I mean, in Q4 of last year, of ’03, our cost per lead customer acquisitions was about $9.50 and we’re at about $7.55 including Stoneage now, you know, just a couple of pennies above $8 excluding Stoneage. So this is an area of great focus for us.

It’s an area that is driven by renegotiating contracts, it’s driven by our multi-choice program, it’s driven by increased search activity and more and more people coming directly to the site. So it’s an area we’re quite enthusiastic about.

Nancy Rink:	Okay and I have just one last question. What is the revenue per purchase for the program dealers and enterprise channels during the quarter?

Hoshi Printer:	Nancy, this is Hoshi again. We are - for quite some time we have not split that one out so let me give you the composite number. The composite number right now is $18.10. And the reason why we do not split out the OEM is certainly as to what Jeffrey just mentioned. From a competitive standpoint that’s a difficult number for us to give out.

Nancy Rink:	Okay, thank you.

Hoshi Printer:	All right, thanks Nancy.

Operator:	Your next question comes from Peter Treadway with Tracer Capital.

Peter Treadway:	Hey guys, how are you?

Men:	Hi Peter.

Peter Treadway:	I had one question regarding the TV advertising. Is that factored into your cost per lead of - I forget, $7.75? Or when you talk about your cost per lead, is that number excluded?

Hoshi Printer:	Peter, this is Hoshi. When we talk about the cost per lead it is only the online cost so we do not include the - like for example if there is television advertising or print, we do not include that.

Peter Treadway:	Do you have any sense as to - let’s say you put that in there, whether you guys would still be down on a sequential basis considering that, I guess it would drive some of your organic straight to site leads?

Hoshi Printer:	First of all, the amount of advertising that we did in Q2 was I would say fairly minimal. We did a test in three cities. So it wasn’t substantial to begin with. I don’t think it would drive down, I mean, it would drive up the cost that much per lead.

Peter Treadway:	Okay. And the second question I had was Hoshi, can you walk through - I’m just following up on allowance for doubtful accounts question from before. How you got from $2.1 million to I think it was $850,000 and where the reversals are hitting the income statement there.

Hoshi Printer:	From $2.1 million to what?

Peter Treadway:	I think it was $850,000 for allowance for doubtful accounts.

Hoshi Printer:	Okay, let me just say it differently because I’m not getting there. But on the bad debt expense side, bad debt balances right now are at about $400,000. In Q1 versus Q4 which is one of the items that we talked about, it went down by about $1 million, right, that is the one that we disclosed in the Q4 conference call.

Peter Treadway:	Right.

Hoshi Printer:	And then in Q2 versus Q1 it went up by about $400,000. It went up by $400,000.

Peter Treadway:	Sorry, maybe I got the number wrong on the press release.

Hoshi Printer:	I would be happy to, you know, talk to you offline. I certainly will be happy to answer that question for you.

Peter Treadway:	Okay, and then one last thing. Have you guys seen any sort of - you mentioned Stoneage. It doesn’t look like you guys saw any dealer churn there. Am I right that you guys just in terms of the numbers that you guys have been successful in terms of keeping the dealers on?

Jeffrey Schwartz:	Yeah, that’s accurate. I mean, you know, there’s a little bit of breakage right up front but as I said, we’ve assigned all those accounts for our field sales force and I think that their churn rate which was frankly, you know, much higher than our churn rate, we think that will come in line this quarter.

Peter Treadway:	Great. Thanks guys.

Jeffrey Schwartz:	Thanks.

Hoshi Printer:	Okay Peter, thank you.

Operator:	Your next question comes from Frank Gristina with Avondale.

Frank Gristina:	Thanks guys. I feel like that guy on Jeopardy who can’t get his clicker fast enough. I have some original questions here.

The - what’s the average contract per dealer in Stoneage? So, you know, how - when are you going to roll off the old pricing on Stoneage dealers and introduce them to, you know, the newer price with better customer support, etc?

Jeffrey Schwartz:	Let me just answer that. That’s more a function Frank, not of the length of the contract, but the terms around your ability to change prices, right? And in all of our contracts we pretty much have a, you know, 30 day and then those contracts a 15 to 30 day notification period.

Frank Gristina:	So they’ve already seen kind of the notification of increased pricing?

Jeffrey Schwartz:	No, now I didn’t say that. But what we have said and we still stand by this, we really wanted to really see substantial improvements in the quality of the close rate and all the support on the dealer’s side before we even looked at really moving the built-in car.com base up. What I did say is that the new guys coming in are getting an Autobytel market price which is in the $23 range.

Frank Gristina:	Okay, and so on a composite basis do you feel like the ASP at $18.10 is kind of troughing here in the quarter?

Hoshi Printer:	Frank, this is Hoshi. I would say to you that based on the response that Jeffrey just gave you, our intent is to move that price up.

Frank Gristina:	Okay.

Hoshi Printer:	So in general my answer to your question is yes.

Frank Gristina:	Okay, and another question. It seems like the margin opportunity in the lead business is while you’re going to have some increased pricing is really on that cost side and I think Peter was alluding to it.

How can you guys drive more organic leads, you know, and if you can maybe tell us a little bit about the mix right now and I guess it’s even tied to why aren’t you doing more TV advertising or more Internet advertising to get that organic lead higher and bring your cost per lead down?

Jeffrey Schwartz:	Yeah, the television doesn’t do much to bring your cost really down Frank, that was the point I was making. It, you know, it …

Frank Gristina:	It costs too much to buy the ads.

Jeffrey Schwartz:	Yeah, you know, if you just look at it on a, you know, cost per purchase request basis or even factor in the increased page views from advertising you still don’t get anywhere close to what we can market in terms of efficiency online.

What I tell you is that I think we’re making tremendous progress. This quarter last year about 17% of our traffic was organic - of our page views were organic. This quarter, 38% up from 33% last quarter. We are making terrific progress here Frank.

Frank Gristina:	So the page views, you know, will get a conversion on this page views into organic leads but they’ll try to get them to pull the trigger there?

Jeffrey Schwartz:	Yeah, you know, it’s a process, right? But we’re, you know, we’ve got now 350,000 pages listed in the search index in Google and that’s, you know, a huge improvement from the 25,000 or so pages at the beginning of the year. We’re optimizing the pages, we’re building a tremendous amount of content. I mean, it’s - ultimately it’s all about content, right Frank?

Frank Gristina:	Mm-hmm.

Jeffrey Schwartz:	I mean, the better your content is, the more useful it is, the more people want to come to your site. And we’re investing a lot of money in content and rich media and video and pictures and all that other kind of stuff.

Frank Gristina:	Okay, thanks guys.

Jeffrey Schwartz:	Okay thanks Frank.

Hoshi Printer:	Thank you Frank.

Operator:	Your next question comes from Ali Mogharabi with Roth Capital.

Ali Mogharabi:	Hi guys.

Hoshi Printer:	Hi Ali.

Ali Mogharabi:	I just wanted to get back on the CRM side. I think that you mentioned 450 dealers on web control. Can you give me the number for RPM?

Jeffrey Schwartz:	No I think you misunderstood me. We added 450 Mitsubishi dealers to web control. We’ve got probably 5000 using web control and iManager.

Ali Mogharabi:	Okay.

Jeffrey Schwartz:	And then on RPM we’ve got 680 dealers.

Ali Mogharabi:	Six hundred and eighty total.

Jeffrey Schwartz:	Yeah.

Ali Mogharabi:	Okay. Can you break that down a little bit? Can you give us any progress on the Hyundai announcement that you made last quarter?

Jeffrey Schwartz:	Yeah, I mean, I wouldn’t give you quantitatively I wouldn’t tell you, I mean, it’s a little too early to give you quantitative data. But what I would tell you is qualitatively we’re signing on a ton of Hyundai dealers and qualitatively the results from those that have signed on to the program are quite good from an ROI perspective. Better to give us another full quarter so we can give you numbers that are perhaps a little bit more substantial.

Ali Mogharabi:	Okay, and then going back to I think you briefly touched on the organic leads versus the purchased ones. Is there any way, can you guys give us a number on that? I mean, not on the page views but on the leads?

Hoshi Printer:	Okay I think we may be confusing the term organic here. I think you’re including Frank’s question. I think what you mean probably is direct to site.

Ali Mogharabi:	Right.

Hoshi Printer:	Is that what you’re looking for?

Ali Mogharabi:	Yes.

Hoshi Printer:	Okay. The direct to site leads are running at about 12% of our total leads and that has gone up from 10% maybe three or four quarters ago. So the needle has moved. We would like to—as Peter and Frank suggested, we would like to move that needle obviously a lot more towards 18%, 20%.

Ali Mogharabi:	All right, great. Thank you.

Hoshi Printer:	Thanks Ali.

Operator:	Your next question comes from Justin Martos with Graham Partners.

Justin Martos:	On the page views, they were flat quarter over quarter. I just wondered how you guys see that, was wondering why that was and how you see that going forward.

Jeffrey Schwartz:	The page views were flat. You know, as we’ve told you in the past, we’re quite inventory constrained Justin. You know, we’re quite focused on generating really high quality traffic so, you know, this is not going to be a business that’s going to grow at, you know, 50% a year. But we think that, you know, we saw a very nice increase in revenue this quarter driven by CPM principally.

Typically third quarter from an automotive advertising perspective is down. We have some optimism that our third quarter is going to be good in the advertising area. And then fourth quarter is typically very nice.

Justin Martos:	And then also with - so the increase in the advertising is all from the increase in CPM or was there any part from the acquisitions?

Jeffrey Schwartz:	A very modest amount from the acquisitions. I mean, you know, the way this business works is that a good portion of the business is pre-sold the previous year. So as we go through our ‘05 up front with a lot of the OEMs we’re starting to put the car.com site into the product mix and we’ll start to make sure that the traffic has increased there. And so next year it will start to see some benefit from car.com and advertising.

Justin Martos:	And finally, with a lot of the car manufacturers increasing incentives probably over the next month, what does that do usually to traffic and purchase requests when they’ve done that historically? Do you have any experience with that?

Jeffrey Schwartz:	You know, the incentives have been very high and certainly they’re increasing them with, you know, the new model years coming out and the high inventory levels, as high as 100 days in some cases. We don’t think it’s going to have any substantial impact on our traffic.

As I said, you know, the June - the May numbers, the May sales rates were at about 17.8, the June numbers were at about 15.4, that’s a sequential decline month to month of about 13%. We actually increased the number of purchase requests we sent to dealers from May to June. So our business we think will just continue to grow based on market share execution and just the secular Internet trend.

Justin Martos:	Thank you.

Hoshi Printer:	Thanks Justin.

Operator:	Your next question comes from Peter Mirsky with Oppenheimer.

Peter Mirsky:	Thanks very much. How are you doing guys?

Men:	Hey Peter. How are you?

Peter Mirsky:	Great, thank you. I’ve got a question for Hoshi, a question for Jeff and this is a clarification. First Hoshi, can you give us the mix or the relative mix of the fixed fees and pay for leads of dealers during the quarter and how they compared to Q1?

Hoshi Printer:	Yes. First of all let me answer that question more fully that says that the total mix is running about 57%, 43% — 57% fixed, 43% flex or pay per lead. For the new ones that are coming in, that’s running at about 75% coming in at on a pay per lead basis, with the new ones that we sign on.

Peter Mirsky:	Okay and just to clarify one more thing, the fixed fee, are they also typically on a 30-day contract?

Hoshi Printer:	Actually all of them are on a 30-day contract, whether they’re fixed or per lead.

Peter Mirsky:	Okay.

Hoshi Printer:	And that is cancelable by either side.

Peter Mirsky:	Right, okay. And Jeff, could you just address to the extent you can what you did differently or better with ad sales in this quarter versus last quarter when you had the issues?

Jeffrey Schwartz:	Well I think we’re getting better at making sure that we’re selling to the right inventory levels Peter. And that’s just a continual process of learning more about how to predict and gauge the traffic. And, you know, part of where we stumbled last quarter was a mismatch between sort of supply and demand if you recall. So I think we’re lining that up a little bit better.

I also think that we’re, you know, as we get better at search and as more and more people are coming to the site, this number, 38% of our page views being driven organically, I mean, that’s just a huge, huge benefit to us. It gives us more - a little bit more inventory to sell hopefully as we, you know, build the business. So it’s I think better execution.

The sales opportunities are there Peter. I mean, there’s tons of sales opportunities and we’re, you know, as we said we’re feeling good about the business in the third quarter and we think the fourth quarter will be very strong as well.

So sales opportunities are there and it’s just, you know, right now it’s just execution, getting the quality traffic there.

Peter Mirsky:	Great. And the clarification question, did you say toward the end of your prepared remarks that you signed two new dealers - two new OEMs at about $23 per lead? Is that what you said?

Jeffrey Schwartz:	No, no, no, no. What I said was that the - we’ve added about - since the acquisition we’ve added about 50 new car.com dealers and the ASP is $23 for those 50 coming in.

Peter Mirsky:	Okay, you didn’t say anything about the ASP for new OEMs?

Jeffrey Schwartz:	No but I did tell you that we added two new - we added two OEMs during the quarter to the enterprise lead program.

Peter Mirsky:	Great. Thanks very much.

Hoshi Printer:	Thanks Peter.

Jeffrey Schwartz:	Thank you Peter.

Operator:	Your next question comes from Al Kaschalk with MDB Capital.

Al Kaschalk:	Hi guys.

Men:	Hey Al, how are you?

Al Kaschalk:	Two quick questions. Hoshi, can you talk about the gross AR? I may have missed something, why the DSOs are up to north of the high 40s and will drop down in the mid 40s?

Hoshi Printer:	Sure. The reasons why the DSO went up is primarily because of the acquisitions, the Stoneage acquisition. And Stoneage DSO was substantially higher so the average DSO went up.

The other thing I would tell you is the organic DSO also went up so I don’t want to give you half the answer. It went up to maybe about 43, 44 days. And the reason for that is because the same resources were also involved in collection for Stoneage. So I think as we go forward in Q3 and Q4 that’s why I’m saying that I think we should look at like 44, 45 days DSO.

Al Kaschalk:	And further out?

Hoshi Printer:	But there is nothing - excuse me. From an operational standpoint Al, there is nothing that happened that would, you know, that’s the only thing I want to assure you. So we’ll start collecting it again in a more normal fashion.

Al Kaschalk:	Okay, and then 12 to 18 months out it should be sort of build in, the DSOs will be in that 40 range?

Hoshi Printer:	Yeah, 12 to 18 months out, yes — absolutely.

Al Kaschalk:	Okay. And then Jeffrey, I don’t know if you can comment at all further on the aborted transaction, whether a particular area, type, size, location.

Jeffrey Schwartz:	Yeah good, Al.

Al Kaschalk:	Maybe I can answer that one.

Jeffrey Schwartz:	Al, let me just say this. You know, we’re continually assessing opportunities out in the marketplace and sometimes, you know, the opportunity works and sometimes it doesn’t.

What I would tell you is that we as a management team have the discipline to not do deals that, you know, we don’t think work for whatever reason once we get into diligence. And, you know, if 100% of the transactions that we were looking at worked then, you know, we probably are not doing our jobs as well.

Al Kaschalk:	I don’t disagree with that but going forward is there lessons to be - or lessons gained here about perhaps fees that we won’t have to see going forward on things where you could further in the road that you decide to pull away from?

Jeffrey Schwartz:	Oh yeah, yeah. No question about it. You know, as you move down the path with, you know, certain candidates, targets, you know, you learn about trends in businesses and sectors that perhaps, you know, might be new to you. So there are always lessons to be learned.

But what I would tell - just to come back to the previous point. You know, we will continue to look for opportunity and this is just part of being in a business of acquiring companies Al.

Hoshi Printer:	To put it in context, in the last 18 months since we hired a very senior person here, this is the first transaction of this size that we have abandoned in the process. And what I would tell you is there are several others that we have looked at. So, you know, we look at everything quite cautiously but this is one that we had to, you know, we felt it best to terminate at this time.

Al Kaschalk:	Right. And then one final more macro level, in looking at how purchases or consumers will actually buy online on cars, there has been some recent studies out there that say four out of five that come into a dealership to buy a car would actually do research online but don’t buy online.

What do you think, you’ve talked about some of the potential ideas, but what do you think jump starts that or takes that to a little bit higher where maybe we’re down to 60% or something like the 75% of the folks that do research actually buy online?

Jeffrey Schwartz:	Well first of all you’ve got to clarify what you mean by buy, right, because, you know, you can’t buy a car on the four corners of a computer screen like you can buy, you know, a plane ticket, right? So fundamentally it’s a transaction that takes place at a physical geography called the dealership. And fundamentally the franchise dealer is firmly ensconced in the automotive retail channel. That is not going to change.

We believe today as we have over the last number of years that the business that succeeds here is the business that helps dealers succeed. And so, you know, the question is how many of those people that do research are going to submit price quotations I think and begin to use the Internet as a way to facilitate, solicit bids.

That number is growing. I mean, I’ll remind you that we’ll do 4-1/2 million purchase requests a year and about 40% of those people go on to buy a car. That’s, you know, 9%, almost 10% of total car sales this year which translates into about $43 billion in gross market sales.

So clearly transactions are taking place facilitated by the Internet. Another question is whether somebody will have a, you know, brokerage type model that scales? Perhaps, but it won’t be us.

Al Kaschalk:	All right, thank you.

Hoshi Printer:	Thanks Al.

Jeffrey Schwartz:	Thanks Al.

Hoshi Printer:	Operator, any more questions?

Operator:	Again, I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

At this time there are no further questions. Mr. Printer, are there any closing remarks?

Jeffrey Schwartz:	No, thank you very much for joining the call and we look forward to chatting. Take care.

Hoshi Printer:	Thank you.

Jeffrey Schwartz:	Bye-bye.

Operator:	Thank you. This concludes today’s Autobytel Second Quarter 2004 Financial Results conference call. You may now disconnect.